Exhibit 99.1

AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

This Amendment No. 2 to Employment Agreement (the “Amendment”), dated as of September 27, 2021, is made by and between RespireRx Pharmaceuticals Inc., a Delaware corporation (the “Company”) and Timothy Jones (the “Executive”) (together, the “Parties”).

WHEREAS, on May 6, 2020, the Parties entered into an Employment Agreement setting forth the terms and conditions of the Executive’s employment with the Company (the “Original Employment Agreement”); and

WHEREAS, on July 31, 2020, the Parties entered into Amendment No. 1 to Employment Agreement setting forth the terms and conditions of certain amendments to the terms and conditions of the Executive’s employment with the Company (“Amendment No. 1”); and

WHEREAS, the Parties now desire to further amend the Original Employment Agreement as amended by Amendment No. 1 (the “Employment Agreement”) by amending Section 6.1, as amended and 6.2, as amended thereof, with all other terms and conditions of the Employment Agreement remaining unchanged and in full force and effect.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the Parties, the Parties hereby agree as follows:

1. The Section 6.1 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“6.1 Base Salary. For all services rendered by Executive after the Provisional Term and through September 30, 2021, the Company shall incur a payroll obligation to be accrued, if not otherwise paid, to Executive at an annual total base salary (as in effect from time to time, the “Base Salary”) of $300,000. Commencing on October 1, 2021, through March 31, 2022, the Base Salary shall be $231,000. Each month commencing on October 1, 2021 and ending on the last day of the month and on a monthly accumulating basis thereafter until March 31, 2022, during which the Company raises at least $200,000 up to an aggregate amount equal to or greater than $1,200,000, the Base Salary shall be paid in cash at the rate of $19,250 per month for that month as described in Exhibit A. Upon receipt of a financing equal to or greater than the financing amounts in Exhibit A, the appropriate payment obligation shall be wired by the Company to the Executive within two business days of receipt and shall otherwise be due no later than on the dates in Exhibit A.

After March 31, 2022, until such time as at least $2,500,000 has been raised, which, for the purposes of this Section 6, shall include cash actually received plus any reasonably certain and unqualified contractual rights to receive cash within one year (“Threshold Amount”), the salary may be accrued and remain unpaid, at the discretion of the Board. On April 1, 2022, Executive’s Base Salary shall be adjusted to $300,000. In the event that a payment due in accordance with the schedule that is Exhibit A, is not timely paid consistent with the dates and time frames set forth in Exhibit A, and is not cured by payment during the subsequent month inclusive of such subsequent month’s payment due, Executive’s Base Salary shall revert back to $300,000 per year, the schedule that is Exhibit A shall become null and void and a payment of $150,000 shall become due and payable as of the same date that the Base Salary is adjusted to $300,000 per year.

If $10,000,000 has been raised by April 30, 2022, the Executive’s Base Salary shall be increased to $375,000; otherwise, Executive’s Base Salary shall remain at $300,000 annually, as described above, until increased pursuant to this Agreement or by the Board. If the Board determines that a sufficient amount of funds have been raised or is otherwise available to fund the Company’s operations on an ongoing basis, some or all of the accrued and unpaid Base Salary or Guaranteed Bonus (as described in Section 6.2) may be paid in cash. Executive’s Base Salary shall be adjusted annually beginning on first Renewal Date and each successive year during the Employment Term to compensate for changes in the cost of living. The amount of each annual cost of living increase shall be the lesser of twice the rate determined for the prior calendar year by the “Consumer Price Index for Urban Wage Earners and Clerical Workers (All Items) published by the bureau of Labor Statistics, U.S. Department of Labor (1967 equals 100)” or 6.5%.”

2. Section 6.2 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“6.2 Guaranteed Bonus. After the Provisional Term, Executive shall be entitled to a guaranteed bonus of (i) $200,000 on October 31, 2020 if this Agreement remains in effect on such date, (ii) $200,000 on March 31, 2021, (iii) $0 on September 30, 2021 and (iii) $150,000 payable each six months thereafter on March 31st and September 30th of each year, unless this Agreement is earlier terminated pursuant to Section 7.4. Until such time as the Threshold Amount has been raised, such guaranteed bonus may be accrued and remain unpaid, at the discretion of the Board. In the event that a payment due in accordance with the schedule that is Exhibit A, is not timely paid, and is not cured by payment during the subsequent month inclusive of such subsequent month’s payment due, a payment of $150,000 shall become due and payable as of the same date that the Base Salary is adjusted to $300,000 per year.”

3. Except as set forth explicitly in this Amendment, all other terms and conditions of the Employment Agreement remain unchanged and in full force and effect. The Parties agree that the Employment Agreement together with this Amendment sets forth the entire agreement between them pertaining to the subject matter hereof and supersedes all other previous and contemporaneous understandings, communications or agreements between them, whether oral or written.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

/s/ Timothy Jones
Timothy Jones

RESPIRERX PHARMACEUTICALS INC.

By:	/s/ Jeff Eliot Margolis
Name:	Jeff Eliot Margolis
Title:	Senior VP, CFO, Secretary and Treasurer

[Signature Page to Amendment No. 2 to Employment Agreement]

EXHIBIT A

Dates by which Financings have been Completed	Minimum Financing Amount	Cumulative Financing Amount	Due and Payable by Month	Cumulative Amount Due and Payable (less any amounts previously paid)
October 20, 2021	$200,000	$200,000	$19,250	$19,250
November 15, 2021	$200,000	$400,000	$19,250	$38,500
December 15, 2021	$200,000	$600,000	$19,250	$57,750
January 15, 2022	$200,000	$800,000	$19,250	$77,000
February 15, 2022	$200,000	$1,000,000	$19,250	$96,250
March 15, 2022	$200,000	$1,200,000	$19,250	$115,500
Total	$1,200,000	$1,200,000	$115,500	$115,500